Exhibit 23.1

Consent of KPMG LLP, Independent Auditors

The Board of Directors

The Fairchild Corporation:

We consent to the incorporation by reference in the registration statements (No. 33-38302, 333-49779, 333-62037, 333-97703, 333-82828, 333-16821, 333-70387, 333-70673, and 333-54158) on Form S-8 of The Fairchild Corporation of our report dated September 12, 2003, with respect to the consolidated balance sheet of The Fairchild Corporation and subsidiaries as of June 30, 2003, and the related consolidated statements of operations and other comprehensive income (loss), stockholders' equity, and cash flows for the year then ended, which report appears in the June 30, 2003, annual report on Form 10-K of The Fairchild Corporation.

         /s/ KPMG LLP

McLean, Virginia

September 22, 2003